EXHIBIT 10.6

EMPLOYEE NQSO AGREEMENT
#ParticipantName#

Dear #ParticipantFirstName#,

Congratulations, you have been given a stock option grant in recognition of your contributions to the success of Warner Bros. Discovery, Inc. (the “Company”). A stock option grant gives you the right to purchase a specific number of shares of the Company’s Common Stock at a fixed price, assuming that you satisfy conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this stock option grant under the Amended & Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding your award are provided in the attached Nonqualified Stock Option Agreement (the “Grant Agreement”) and in the Plan. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your award under the Plan that you must review and acknowledge. If you are subject to this requirement, the International Addendum is attached.

Stock Option Grant Summary

Date of Grant	#GrantDate#
Option Shares	#QuantityGranted#
Grant Price per Share	#GrantPrice#
Exercisability Dates	#VestingDateandQuantity#
Term Expiration Date	#ExpirationDate#

•You have been granted a nonqualified stock option to purchase a certain number of shares of Warner Bros. Discovery, Inc. Common Stock at a specific price. The total number of shares under your grant is specified in the chart above under “Option Shares.” The price per share is under “Grant Price per Share.”
•The potential value of your stock option grant increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.
•You may not exercise the stock option (actually purchase the shares) until it becomes exercisable. Your stock option becomes exercisable as provided in the chart above under “Exercisability Dates”, assuming you remain an employee or become and remain a member of the Company’s Board of Directors and subject to the terms in the Grant Agreement.
•Whether or not you decide to exercise your stock option and purchase the stock is your decision, and, except with respect to certain instances when your stock option will be automatically exercised, you have until the stock option expires (which will be no later than the seventh anniversary of the Date of Grant, which date is specified in the chart above under Term Expiration Date, but can end earlier in various situations) to make that decision.
•Once you have purchased the stock, you will own the stock and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.
•In most countries, you will be taxed on your stock option as soon as you exercise the stock option to purchase or sell the stock. However, tax laws vary by country, so please check with your tax advisor or government tax office.
•Your ability to purchase shares through the exercise of a stock option is conditioned upon compliance with any local laws that apply to you.

Please note the Clawback section of the Grant Agreement, which reflects an important policy of ours. The Compensation Committee of our Board of Directors has determined that awards under the Plan are subject to a clawback in certain circumstances. By accepting this award, you agree that the Compensation Committee may change the Clawback section of any or all of the grant agreements from time to time without your further consent to reflect changes in law or company policy.

WARNER BROS. DISCOVERY, INC. PERFORMANCE EQUITY PROGRAM
NONQUALIFIED STOCK OPTION GRANT AGREEMENT FOR EMPLOYEES

    Warner Bros. Discovery, Inc. (the “Company”) has granted you an option (the “Option”) under the Amended & Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The Option lets you purchase a specified number (the “Option Shares”) of shares of the Company’s Common Stock, at a specified price per share (the “Grant Price”).

    The individualized communication you received (the “Cover Letter”) provides the details for your Option. It specifies the number of Option Shares, the Grant Price, the Date of Grant, the schedule for exercisability (“Exercisability Dates”), and the latest date the Option will expire (the “Term Expiration Date”).

    The Option is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the Option under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan. If you are located in a country other than the United States, you are also receiving (or previously have received) an International Addendum to this Grant Agreement (the “International Addendum”). The International Addendum is incorporated into the Grant Agreement by reference and supplements the terms of this Grant Agreement and future grants to you under the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s People and Culture department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or of this Option, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option. You agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the Option or the securities that may be purchased upon exercising the Option without an effective registration statement relating thereto or an opinion of counsel satisfactory to Warner Bros. Discovery, Inc. or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1. Option Exercisability. While your Option remains in effect under the Option Expiration section, below, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section.

The Option will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed (or serve as a member of the Company’s Board of Directors (the “Board”) through each Exercisability Date. Any fractional shares will be carried forward to the following Exercisability Date, unless the Compensation Committee of the Board (the “Committee”) selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

Exercisability will accelerate fully on your Retirement, or, while you are employed (or serving as a member of the Company’s Board), your Disability or death. If the Company terminates your employment and, if applicable, your service on the Board without Cause during a calendar year before the Option is fully exercisable and such termination does not constitute a Retirement, the Option shall remain or become exercisable over time as though you remained working through any Exercisability Dates occurring during the period that is the greater of 90 days after the date of termination and the period over which you receive base salary severance payments from the Company pursuant to an applicable employment or severance agreement plan or policy, if any (the “Additional Vesting Period”).

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan. “Retirement” means your employment and, if applicable, board service ends for any reason other than Cause, your death or your Disability at a point at which (i) you are at least age 55, (ii) you have been employed by the Company or a Subsidiary (or served as a member of the Company’s Board), any of its current or future Subsidiaries or Affiliates, for at least ten years, where your period of service is determined using the applicable Company policy in effect as of the date of termination, excluding any applicable severance period, or a successor policy chosen by the Committee, and (iii) you have been actively employed or actively served as a member of the Company’s Board as described in the foregoing clause (ii) for at least six months since the Date of Grant. Acceleration upon Retirement does not apply in countries subject to the EU Directive on Discrimination.

Your employment or service with the Company will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment ended for any reason at or in connection with the closing of that sale, distribution, or other disposition. For the avoidance of doubt, however, any termination of your employment or service by reason of either of the occurrences described in (i) and (ii) of the immediately preceding sentence may nevertheless qualify for treatment applicable to terminations upon Retirement.

2. Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the Option is fully exercisable and while you remain actively employed by the Company or a Subsidiary (or serve as a member of the Board) (without reference to the Additional Vesting Period, above), the Option will have accelerated exercisability as a result of the Change in Control only if within 12 months after the Change in Control, the Company or Subsidiary terminates your employment without Cause, or, if you are a party to an employment agreement with the Company or a Subsidiary that permits you to resign for Good Reason, you resign for Good Reason.

“Good Reason” has the meaning provided in your employment agreement with the Company (or a Subsidiary), if any.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

3. Option Expiration. You cannot exercise the Option after it has expired. The Option will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board, or unless the Company or a Subsidiary terminates your employment without Cause, as specified above). If the Company terminates your employment for Cause, the Option will immediately expire without regard to whether it is then exercisable.

Exercisable portions of the Option remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the Plan or the Grant Agreement, and then immediately expire:

•Immediately upon termination of employment by the Company for Cause
•The 30th day after your employment (or directorship) ends if you resign other than on Retirement (including resignation for Good Reason, if applicable) (the “30-Day Period”)
•The 90th day after the Additional Vesting Period ends (the “90-Day Period”)
•For death, Disability, or Retirement, the first anniversary of the date employment ends. If you die during the 30-Day Period or the 90-day period after employment ends, the first anniversary of the date employment ends will be substituted for the end of the 30-Day Period or the 90-Day Period, as applicable.
•The Term Expiration Date

The Committee can override the expiration provisions of this Grant Agreement, such as in connection with a Change in Control.

4. Automatic Exercise. At close of business on the Final Exercise Date (or the preceding trading day if the Final Exercise Date is not a trading day), if the Exercise Spread Test (defined below) is met, the Option will be automatically exercised using the “net exercise” method described below, without regard to the notice requirement and with additional shares retained for purposes of satisfying the minimum applicable tax withholdings (the “Automatic Exercise”). The Option satisfies the “Exercise Spread Test” if the per share spread between the closing price of the Company’s Common Stock and the Grant Price (the “Exercise Spread”) on the Final Exercise Date is at least one dollar. If the Exercise Spread Test is not satisfied, the unexercised portions of the Option will expire as of close of business on the Final Exercise Date.

For avoidance of doubt, you may exercise any exercisable portion of the Option prior to the time of an Automatic Exercise and no portion of the Option may or will be exercised at or after your termination for Cause.

The Automatic Exercise procedure is provided as a convenience and as a protection against inadvertent expiration of an Option. Because any exercise of an Option is normally your responsibility, you hereby waive any claims against the Company or any of its employees or agents if an Automatic Exercise does not occur for any reason and the Option expires.

5. Method of Exercise and Payment for Shares. Subject to this Grant Agreement and the Plan, and other than for portions of the Option that are automatically exercised as described in the section, you may exercise the Option only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Committee designates, received on or before the date the Option expires. Each such notice must satisfy whatever then-current procedures apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Grant Price using one or more of the following methods:

(a) Cash/Check. Cash or check in the amount of the Grant Price payable to the order of the Company;

(b) Cashless Exercise.    An approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Grant Price and, if you so elect, any required tax withholdings; or

(c) Net Exercise. By delivery of a notice of “net exercise” to or as directed by the Company, as a result of which you will receive (i) the number of shares underlying the portion of the Option being exercised less (ii) such number of shares as is equal to (X) the aggregate Grant Price for the portion of the Option being exercised divided by (Y) the Fair Market Value on the date of exercise.

The Committee can approve additional payment methods, including use of a fully or partially recourse promissory note, subject to any prohibitions of applicable law.

6. Clawback. If the Company’s Board or the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the Option, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”)

(b) As to any exercised portion of the Option (to the extent, during the Recovery Measurement Period, the Option is granted, vests, is exercised, or the purchased shares are sold), prompt payment to the Company of any Option Gain. For purposes of this Agreement, the “Option Gain” per share you received on exercise of options is for stock you have sold or transferred without sale, the greater of (i) the Exercise Spread and (ii) the spread between the price at which you sold (or the fair market value on the date of other disposition of) the stock and the Grant Price paid, and for stock you have retained, the greater of (i) Exercise Spread and (ii) the spread between the closing price on the date of the Committee’s request for repayment and the Grant Price paid.

This remedy is in addition to any other remedies that the Company may have available in law or equity. You expressly agree that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to you) or applicable law without further consent or action being required by you.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares in lieu of cash payments.

7. Withholding. Issuing the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes generally are due upon exercise of the Option). Except as provided in the Automatic Exercise section, the Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Committee so determines, satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of the Option by that number of Option Shares (valued at their Fair Market Value on the date of exercise) that would equal all taxes required to be withheld (at their minimum withholding levels), subject to approval by the Committee if you are subject to Section 16 of the Exchange Act, (ii) accepting payment of the withholdings from a broker in connection with a Cashless Exercise of the Option or directly from you, or (iii) taking any other action under Section 11.9. You may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8. Compliance with Law. You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.

9. Additional Conditions to Exercise.     The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, state, or local tax withholding obligations.

10. Additional Representations from You. If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

(b) agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:
(i) a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

11. No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan, this Grant Agreement and any applicable employment or severance agreement or plan.

12. Not a Stockholder. You understand and agree that the Company will not consider you a stockholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

13. No Effect on Running Business. You understand and agree that the existence of the Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

14. Governing Law. The laws of the State of Delaware will govern all matters relating to the Option, without regard to the principles of conflict of laws.

15. Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third-party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

16. Amendment. Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the Option and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Option to the extent then exercisable.

17. Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of Option Shares and the Grant Price and other terms of the Option from time to time as the Plan provides.